Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Z Squared Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.0001 per share ("Common Stock")	(1)	Other	41,584,562	$10.0650	$418,548,616.53	0.0001381	$57,802.00

Total Offering Amounts:							$418,548,616.53		57,802.00
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$57,802.00

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Offering Note(s)

(1)	Represents an aggregate of 41,584,562 shares of Common Stock to be offered by the Selling Securityholders named in this Registration Statement. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers (i) such additional number of shares of Common Stock issuable upon stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events or (ii) such reduced number of shares of Common Stock in respect of any reverse stock splits, stock dividends, reclassifications, recapitalizations, combinations or similar events, in each case with respect to the shares of Common Stock being registered pursuant to this Registration Statement.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and calculated based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Market on June 8, 2026 which date is within five business days prior to the filing of this Registration Statement.